Exhibit 28.1

 FOR IMMEDIATE RELEASE

 August 1, 2000

 FOR ADDITIONAL INFORMATION
 CONTACT:  DARRELL E. BLOCKER
           SR VICE PRESIDENT, CFO
           (219) 356-3311



                         NORTHEAST INDIANA BANCORP, INC.
                        ANNOUNCES QUARTERLY CASH DIVIDEND

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation will pay a cash dividend of $0.10 per share for the quarter ended June 30, 2000. This is the twentieth consecutive quarterly cash dividend the board has approved. The dividend will be payable on August 28, 2000 to shareholders of record on August 16, 2000.

The book value of NEIB's stock was $15.21 per share as of June 30, 2000. The last reported trade of the stock at the close of business on July 31, 2000 was $11.125 per share and the number of outstanding shares was 1,733,036.

First Federal Savings Bank serves primarily Huntington County, Indiana through its three full service offices located in Huntington, Indiana.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana 46750 and the Company is traded on the Nasdaq National Market under the symbol "NEIB".